UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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Verigy Ltd.
(Name of Registrant as Specified in Its Charter)

Advantest Corporation
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Verigy Team,

Hello. Today we reported our Q2 fiscal year 2011 financial results, which I will summarize later in this message along with announcing the status of the Verigy Results Bonus for the first half of FY11. I’ll start with an update on the Advantest transaction since that’s an important topic for everyone.

Update on Advantest Transaction

First, I want to acknowledge the environment of uncertainty that we are all working within right now. It’s normal during times of change to be concerned about what is going to happen and to try to make predictions about the future. We’ve been candid about the fact that we don’t have all the answers right now, but I can tell you that we started formal integration planning discussions with Advantest executives on May 2. These meetings were positive and productive, and I want to provide you with an update and share my impressions.

We are looking at several functional “tracts” for integration, and the leaders from both companies in these areas drove the discussions at the meeting and developed the initial plan. They identified key issues, discussed milestones and determined next steps. The mutual goal is to ensure that we have a smooth and expeditious integration as soon as we close. The transaction is subject to a number of conditions, including regulatory clearance in the United States, Taiwan and Korea, as well as approval from our shareholders. We are actively working with the U.S. Department of Justice to facilitate the review of the transaction, and we have received regulatory clearance in Korea. On May 20, 2011, we filed the definitive proxy statement that will be mailed to our shareholders in the coming days. The shareholder meeting is scheduled to take place on June 17.

I also want you to know that we have spent a lot of time talking with Advantest about values, priorities and how the combined company could be successful. It has been apparent from our very first meeting that the “DNA” of our two companies is similar, especially in three key areas:

1.	Focus on innovation as a competitive advantage – We would expect this to include more investment in R&D to drive technology advancements.

2.	Value, respect, and concern for employees – Advantest understands that people are critical to the success of the combined company and believe that the combined company will deliver good career opportunities in terms of company strength, stability and development.

3.	Focus on customers – There is a lot of opportunity for the combined company to bring increased value to customers.

We continue to believe that the Advantest transaction will be beneficial to our customers, employees and shareholders.

Moving forward, we are continuing our discussions and integration planning meetings with Advantest. We will be providing you with periodic updates on the progress of the integration planning as it moves along. Right now, we can only plan the integration; we cannot take any action on the plans until the transaction closes. Until then, we need to stay focused on our business and on meeting our commitments to customers.

Verigy’s Q2 FY11 Performance

Now I’ll move on to summarize our Q2 performance. Revenue for the second quarter was $112 million, which was below our guidance range of $115-120 million, and represented a 7% decrease from Q1. Our SOC business contributed sales of $75 million, and benefited from continued strength in our HSM products and growth in our MPU and SOC segments. For our memory-related products, which include Touchdown probe cards, sales were $2 million in the quarter.

Orders increased to $127 million in Q2, driven by the SOC business and service & support. In SOC, we had a V93000 production release with a major apps processor for tablet and smart phones. We were also awarded design wins for three GPU devices and we had two new RF customers in the quarter. RF was once again the dominant segment in our second-quarter results, representing 36% of SOC revenue. For more details on our Q2 financial results, please take a look at the press release and financial tables. Due to the pending transaction with Advantest, we will not be issuing guidance for the third quarter or hosting a conference call to discuss our Q2 financial results with the investment community.

I want to congratulate the entire Verigy team for the recent customer satisfaction and product recognition we’ve received. On the customer front, we ranked first in customer satisfaction among the world’s test equipment suppliers for the third consecutive year in the VLSIresearch Customer Satisfaction Survey, which was one of the goals listed in our FY11 Priorities. For the sixth year in a row, we also ranked among VLSIresearch’s 10 BEST test equipment companies. In addition, we were honored with a Global Supplier of the Year Award from Amkor Technology.

On the product front, we won three Test & Measurement World Best in Test 2011 awards, which recognize important and innovative new products in the test and measurement industry. The V93000 HSM3G Production Test System was honored as Test Product of the Year and won Best in Test in the Semiconductor Test category, and the Verigy V93000 Direct-Probe Solution won Best in Test in the Wafer Probing category. These awards are a reflection of your commitment to customer satisfaction and innovation. Thank you for your good work in both of these areas!

Status of Verigy Results Bonus (VRB) for First Half of FY11

As you know, VRB funding is based on our profitability – we need to achieve a minimum 5% operating profit margin in order to make a payout. For the first half of FY11, our operating profit margin was 1.2%, which is below the minimum 5% threshold. Unfortunately, this means that there will be no VRB payout for the first half of FY11. We are committed to sharing Verigy’s success with employees. This is yet another good reason that we need to focus on our business and accomplish the results we need in Q3 and Q4.

Looking Ahead

Last quarter, I mentioned that we have been working closely with key customers to develop a suite of solutions. This is something that we are looking forward to with excitement so watch for more information coming soon.

On June 1, we mark our fifth anniversary as an independent company. Along the way, we’ve had our challenges and sometimes things didn’t go perfectly, but overall, we can be proud of what we accomplished. Now, we are planning for a new chapter of the Verigy story, where, if we get the necessary approvals, we will join with Advantest and become an even stronger combined competitor. This is a great opportunity to become the market leader.

As I said, I know these uncertain times are difficult. Rest assured that we are doing everything we can to close the Advantest transaction as soon as possible. As we work through this, let’s be sure to keep the lines of communication open. Thank you again for your continued support and patience.

Sincerely,

Jorge Titinger

President and CEO

Additional Information About the Proposed Transaction and Where You Can Find It — On March 28, 2011, Advantest and Verigy entered into a definitive agreement providing for a business combination of the two companies. In connection with the proposed transaction, Verigy filed a definitive proxy statement with the U.S. Securities and Exchange Commission (“SEC”) on May 20, 2011 and expects to hold a special meeting of shareholders on June 17, 2011 to approve the proposed transaction. Investors and shareholders of Verigy are urged to read the proxy statement because it contains important information about Verigy and the proposed transaction. The proxy statement, and any other documents filed by Advantest or Verigy with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and shareholders may obtain free copies of the documents filed with the SEC by Advantest by contacting Advantest Investor Relations Section by e-mail at satsuki.tsuruta@jp.advantest.com or by telephone at (813) 214-7570, or filed with the SEC by Verigy by contacting Verigy Investor Relations by e-mail at annie@streetsmartir.com or by telephone at (415) 775-1788. Investors and shareholders are urged to read the proxy statement and the other relevant materials before making any decision with respect to the proposed transaction.

Each of Advantest, Verigy and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Verigy shareholders in favor of the proposed transaction. Information regarding Advantest’s directors and executive officers who may be considered to be participants is available in the Schedule 14A filed with the SEC by Advantest on

March 22, 2011. Information about the directors and executive officers of Verigy and their respective interests in the proposed transaction is available in the definitive proxy statement filed by Verigy on May 20, 2011. The proxy statement will be mailed to shareholders of record beginning on May 25, 2011. As of May 16, 2011, Verigy’s directors and executive officers beneficially owned approximately 2,066,651 shares, or 3.3 percent, of Verigy’s ordinary shares. These documents are available free of charge at the SEC’s website at www.sec.gov and from Advantest and Verigy at the e-mail addresses and phone numbers listed above.